EXHIBIT 10-41

                                       November 8, 1994

Mr. Michael I. German
1135 Basil Road
McLean, Virginia  22101

Dear Mike:

     I am pleased to confirm our offer to you made on November 4, 1994 to join the NYSEG Executive Team as Senior Vice President in charge of our Gas Business Unit. Our offer will remain open until the close of business on November 17, 1994, and your written response as soon as possible would be appreciated. As we discussed, you would commence your duties at NYSEG no later than Monday, December 5, 1994. This offer and your acceptance are subject to the affirmative action of our Board of Directors in accordance with the Company's by-laws.

     Essentially, your main task will be to execute our preferred corporate strategy for the gas business which focuses both on significantly growing the business and improving the unit's
profitability during the next decade.   Consistent with our
overall corporate strategy, you will report to me directly and be a member of the Office of the Chairman. Your starting salary will be $200,000 per year. This compensation along with all executive compensation, is reviewed on an annual basis with the next scheduled review occurring during April 1995.

     In addition, upon becoming a NYSEG officer you will be eligible to participate in our Executive Incentive Compensation Plan in accordance with the terms of that Plan. You will further be eligible for all normal benefits, in accordance with the requirements of the various benefit plans that are provided to NYSEG Senior Vice Presidents. We will also reimburse you for relocation expenses to Binghamton in accordance with our Relocation Policy. Our overall offer is contingent upon your satisfactory completion of a job related pre-employment physical.

     Finally, in view of your senior status, we agree to supplement, pursuant to a supplemental plan any benefit you would receive under our pension plan. For purposes of computing your pension benefit we will credit you with the equivalent of two years of service for each year actually worked at NYSEG for the first five years of employment, providing that you serve at least five years. Any pension benefit accruing to you outside of our qualified plan would be paid pursuant to the supplemental plan. Should your service with NYSEG conclude prior to the expiration of the full five years, you would be governed by the provisions of our standard pension plan which provides for 100% cliff vesting after five years of service.


Mr. Michael I. German         - 2 -            November 8, 1994






     We very much look forward to your joining the NYSEG management team and to the outstanding contribution that you will make to achieving our NYSEG 2000 goals for the Gas Business Unit. I personally look forward to working with you on this mission and pledge my full support to you in accomplishing these vital corporate goals. Upon learning of your acceptance of this preliminary offer, I will present this proposal to the NYSEG Board of Directors at their next scheduled meeting on November 18, 1994 for their approval.

                                   Sincerely,


                                   Jim Carrigg




JAC:ed

American Gas          1515 Wilson Boulevard, Arlington VA   22209
Association           Telephone (703) 841-8400





                                        November 14, 1994




Mr. James Carrigg
Chairman, President and CEO
New York State Electric & Gas Corp.
4500 Vestal Parkway East
P.O. Box 3607
Binghamton, NY  13902-3607

Dear Jim:

I am happy to accept NYSEG's offer as outlined in your November
8, 1994 letter.  I am looking forward to joining the NYSEG
Executive Team as Senior Vice President for the Gas Business
Unit.

As we have discussed, the opportunities faced by the Gas Business Unit are both extraordinary and challenging. I am anxious to start working with you and the NYSEG team in making the opportunities happen. Russ Fleming put together a first rate team in the Gas Business Unit and I will strive to carry on his efforts to ensure that the Gas Business Unit achieves its mission.

Per your suggestion, I will be in Ithaca on November 18, 1994 for the NYSEG Board meeting. I will commence my responsibilities at NYSEG on December 5, 1994.

Thank you.

Sincerely,



Michael I. German